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Exhibit 10.37(a)

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

        This First Amendment to Asset Purchase Agreement (the "First Amendment") is entered into effective as of November 11, 2003, by and among LECG, LLC, a California limited liability company ("Purchaser"), LECG Holding Company, LLC, a California limited liability company ("Parent"), BLDS, LLC, a Delaware limited liability corporation ("Seller"), Dr. Bernard R. Siskin, Dr. Leonard A. Cupingood, Dr. David W. Griffin and Dr. Samuel J. Kursh (each a "Selling Member" and collectively the "Selling Members").

RECITALS

        A.    Purchaser, Parent, Seller and the Selling Members are parties to that certain Asset Purchase Agreement effective as of August 1, 2003 (the "Asset Purchase Agreement") pursuant to which Purchaser purchased certain operating assets, and assumed certain liabilities and obligations, of Seller.

        B.    Pursuant to Section 9.7 of the Asset Purchase Agreement, Purchaser, Seller and the Selling Members covenanted to enter into a Software License Agreement relating to the Wage and Disparate Impact Auditor Software (the "Software") being developed by the Selling Members within fourteen (14) days of the Closing Date, as defined in the Asset Purchase Agreement.

        C.    As of the date hereof, Purchaser, Seller and the Selling Members have not entered into such Software License Agreement and desire to amend the Asset Purchase Agreement to set forth certain understandings regarding the basic terms of such Software License Agreement, but otherwise to delay the obligation to enter into such Software License Agreement until such later date as is specified herein.

        D.    Additionally, pursuant to Section 6.2.7 of the Asset Purchase Agreement, Seller covenanted to deliver to Purchaser as of the Closing Date of the Asset Purchase Agreement appropriate documentation (the "Assignments") reflecting an assignment to Purchaser of all rights and obligations (including all leasehold improvements, fixtures and fittings and all easements, rights of way and other appurtenants) under (i) that certain Office Lease dated June 16, 1993 by and between the Center for Forensic Studies, Ltd. ("CFES") and Walnut Street Holdings LP, as amended by that certain Amendment dated March 29, 2002, for premises at Suite 1200, 1608 Walnut Street, Philadelphia, PA 19103, and (ii) that certain Sublease by and between CFES and Thomas Conaty for space in Wilmington, Delaware (together, the "Leases").

        E.    As of the date hereof, Seller has not delivered the Assignments to Purchaser due to issues which arose in connection with the parties assuming certain indemnity obligations with respect to the Leases.

        F.     To resolve such indemnity issues related to the Assignments and enable the delivery of the Assignments to Purchaser, Seller and the Selling Members agree to make certain representations and warranties herein regarding liabilities related to the Leases and indemnify Purchaser with respect to the Leases on the terms and conditions stated herein.

AGREEMENT

        In consideration of the mutual covenants, agreements, representations and warranties contained in this First Amendment, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.    Software License Agreement

          1.1   one hundred twenty (120) days after the date of this First Amendment, Purchaser, Seller and the Selling Members will enter into a Software License Agreement relating to the Software on terms mutually agreeable to Purchaser, Seller and the Selling Members.

          1.2   Notwithstanding the foregoing, Purchaser, Seller and the Selling Members hereby agree that the Software License Agreement, and the scope of the license of the Software to Purchaser thereunder, will be sufficiently broad to approximate ownership of the Software by Purchaser.

          1.3   Additionally, Purchaser, Seller and the Selling Members anticipate that the Software License Agreement will include terms consistent with the following understandings:

            1.3.1    Any profits realized in relation to the Software will be shared by Purchaser and Seller equally, with such profits to be distributed to Purchaser and Seller on a 50%/50% basis.

            1.3.2    Seller will undertake all development obligations in relation to the Software and will assume and be responsible for all costs related to such development.

            1.3.3    Purchaser will be primarily responsible for the marketing of the Software and will be responsible for all costs related to such marketing.

        2.    Lease Assignments.

          2.1   Seller and the Selling Members jointly and severally represent and warrant to Purchaser that, as of August 1, 2003: (i) CFES is not in default under either Lease, as provided in each applicable Lease; and (ii) CFES owes no monies to either of the landlords that are parties to the Leases, or to any other party for amounts due in connection with either of the Leases.

          2.2   Each of the Selling Members jointly and severally agree that they will indemnify and hold harmless Purchaser and its affiliates and their respective directors, officers, agents and employees (collectively, the "LECG Indemnified Parties"), from and against any losses, damages, expenses, claims or proceedings relating to the Leases before August 1, 2003 (individually and collectively, a "Pre-Assignment Liability"). The Selling Members may collectively elect, at their option, to assume the defense of any claim or proceeding brought against a LECG Indemnified Party relating to a Pre-Assignment Liability. Where the Selling Members collectively elect to assume such defense, the LECG Indemnified Party shall have the right to employ separate counsel to participate in the defense thereof, at such LECG Indemnified Party's sole expense, where there is a conflict with the counsel the Selling Members has chosen. At the expense of the Selling Members, Purchaser and the LECG Indemnified Parties agree to cooperate reasonably in the defense of any such claim or proceeding relating to a Pre-Assignment Liability.

            2.2.1    In connection with the foregoing indemnity, each of the Selling Members agree that he will provide prompt written notice to Purchaser upon receipt of any actual notice of claim, or upon becoming aware of any threatened claim or of any facts or circumstances which may result in any actual or threatened claim, with respect to which Purchaser may seek indemnification hereunder.

            2.2.2    The foregoing indemnity is in addition to any rights either Purchaser or the Selling Members may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of Purchaser and the Selling Members

            2.2.3    The foregoing indemnity is in addition to any indemnification obligations of the Selling Members pursuant to the Asset Purchase Agreement and none of the foregoing shall be construed to limit such indemnification obligations pursuant to the Asset Purchase Agreement; provided, however, that Section 13.3 of the Asset Purchase Agreement relating to a minimum "Threshold Amount" of claims prior to which indemnification may be sought under the Asset Purchase Agreement will not apply to the indemnification obligations of the Selling Members provided in this First Amendment.

        3.    Notices.    Any notices or other communications required hereunder will be given as provided in Section 15 of the Asset Purchase Agreement.

        4.    Successors.    This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign its rights or obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of all of the other parties.

        5.    Article and Section Headings.    The Article and section headings used in this First Amendment are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

        6.    Governing Law; Consent To Service.    This First Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction). The parties agree that service of process of notice in any such action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 3 hereof.

        7.    Entire Agreement.    This First Amendment represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations between the parties and cannot be amended, supplemented or changed without the written consent of each party hereto.

        8.    Counterparts.    This First Amendment may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument. The delivery of such signatures by means of facsimile machine or .pdf file format will be treated in all respects, and will have the same binding legal effects, as original signatures delivered in person or by mail.

[Signatures appear on next page]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the date first above written.

LECG, LLC A California limited liability company			LECG HOLDING COMPANY, LLC A California limited liability company
By:	LECG Holding Company, LLC		By:	/s/ MARVIN A. TENENBAUM
Its:	Sole Member and Manager
	By:	/s/ MARVIN A. TENENBAUM	Its:	General Counsel and Secretary
	Its:	General Counsel and Secretary
BLDS, LLC A Delaware limited liability company
			By:	/s/ SAMUEL J. KURSH
			Its:	President
			By:	/s/ BERNARD R. SISKIN Dr. Bernard R. Siskin
			By:	/s/ LEONARD A. CUPINGOOD Dr. Leonard A. Cupingood
			By:	/s/ DAVID W. GRIFFIN Dr. David W. Griffin
			By:	/s/ SAMUEL J. KURSH Dr. Samuel J. Kursh

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  Exhibit 10.37(a)
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
RECITALS
AGREEMENT